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                                     EXHIBIT 10.5

                              SETTLEMENT AGREEMENT WITH

                             DIGITAL DATA NETWORKS, INC.
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                       SETTLEMENT AGREEMENT AND MUTUAL RELEASE

     This Agreement (the "Agreement") is made as of February 1, 1999, by and between Internet Sports Network, Inc., a Nevada Corporation ("ISN"), Digital Data Networks, Inc., a Washington corporation ("DDN"), Robert Hussey, an individual ("Hussey"), and Lauderdale Capital Limited ("Lauderdale") (ISN, DDN, Hussey and Lauderdale sometimes collectively referred to herein as the "Parties".)

                                       RECITALS

     A. Whereas, ISN and DDN previously entered into an Agreement and Plan of Merger ( the "Merger Agreement").

     B. Whereas, as part of the Merger Agreement, DDN was obligated to invest two hundred fifty thousand dollars ($250,000) into ISN in exchange for six hundred twenty-five thousand (650,000) shares of common stock.

     C.    Whereas, as part of the participation of DDN in the Merger
Agreement, Hussey and Lauderdale invested ten thousand dollars ($10,000) each in ISN in exchange for twenty-five thousand (25,000) shares of common stock each.

     D. Whereas, a condition of the Merger Agreement is the approval of a majority of the shareholders of ISN. ISN believes that there are not sufficient numbers of shareholders willing to approve the Merger Agreement. Accordingly, ISN has informed DDN of the futility of continuing with the registration statement under Form S-4 with the SEC and incurring the costs of this registration and a solicitation of consents by both ISN and DDN.

     E. Whereas, a condition of the Merger Agreement is the completion of the approval process by no later than March 15, 1999. As ISN and DDN have not filed the form S-4 with the SEC, it is highly unlikely that the Merger Agreement will be completed by the March 15, 1999 deadline.

     F.    Whereas, DDN has incurred costs associated with Merger Agreement.

     G. Whereas, a dispute has arisen between ISN and DDN regarding the outstanding obligations of the Parties under the Merger Agreement (the "dispute"). The parties wish to finally and fully resolve this dispute according to the agreements contained herein and to fully and completely release each other from any and all continuing obligations or responsibilities arising therefrom as is memorialized in this Agreement.

                                      AGREEMENT

     NOW, THEREFORE, for valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. INCORPORATION OF RECITALS. The recitals are hereby incorporated herein as if set forth in full.

2. DELIVERY OBLIGATIONS. In exchange for a full and complete release contained herein and as a full and complete settlement of any claims the Parties may have against each other, known and unknown, from the beginning of time through the date this Agreement is fully executed, the parties hereby agree to accomplish the following:

     a.  ISN:

           i. Return the investment of two hundred fifty thousand dollars ($250,000) plus interest at the rate of ten percent (10%) per annum payable from the October 20, 1998 investment date through the execution date (the "investment amount"), to DDN within thirty days of the full execution and delivery of this Agreement (the "execution date").


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           ii.  Pay the amount of seventy thousand dollars ($70,000) to DDN by no later than 5:00 P.M. Pacific Standard Time on February 15, 1999 as full and complete compensation of the costs and expenses incurred by DDN in connection with the Merger Agreement.

           iii. Execute and deliver this Agreement to DDN, Hussey and Lauderdale.

           iv. Permit DDN to retain one hundred fifty thousand (150,000) shares of ISN.

     b.  DDN:

           i.  Execute and deliver this Agreement to ISN.

           ii. Deliver within forty eight hours of the receipt of the investment amount, the certificates representing the common stock of ISN issued to DDN to ISN marked canceled. ISN will deliver a new certificate representing 150,000 shares of common stock of DDN.

     c.  HUSSEY:

           i.  Execute and deliver this Agreement to ISN.

           ii. Retain the stock certificate representing Hussey's investment in ISN.

     d.  LAUDERDALE.

           i.  Execute and deliver this Agreement to ISN.

           ii. Retain the stock certificate representing Lauderdale's investment in ISN.

3.   MUTUAL GENERAL RELEASE.

     Expressly conditioned upon timely completion of the delivery requirements set forth under Section 2 above the Parties, each for themselves, their respective Boards of Directors, officers, shareholders, assigns, employees, agents, predecessors, heirs, executors, and administrators, successors, subsidiary entities, former entities, attorneys, and any others claiming under or through them, both past and present, do hereby release and forever discharge each other, and each of the others' Boards of Directors, officers, shareholders, assigns, employees, agents, predecessors, successors, heirs, executors, and administrators, subsidiary entities, former entities, attorneys, and all others acting by, through, under, or in concert with the other, and each of them, from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts (express, implied in fact, or implied by law), agreements, promises, liabilities, claims, set offs, rights and claims for indemnity and/or contribution, refunds, overpayments, demands, damages, losses, costs, or expenses, of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, which each now has or may hereafter have by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any matters that or might have been in any way raised, by complaint, cross-complaint or otherwise, as a result of the Merger Agreement and the Parties investment in ISN, including but not limited to any rights or claims to any profits or losses related to the investment in ISN stock, all as if expressly set forth and described with particularity in this Agreement. Notwithstanding the above, or any other provisions of this instrument, this Agreement shall not affect, discharge, or release any claims, known or unknown, which arise from or relate to the rights or obligations of the parties hereto, whether presently existing or subsequently accruing, with respect to the obligations created by or arising out of the provisions of this Agreement.


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4.   WAIVER OF RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 1542.

     Except as set forth in herein, the Parties hereto further agree, covenant, represent and warrant that they intend to and do hereby waive and relinquish any and all rights and benefits conferred on them by any statutory or decisional authorities which would otherwise preclude release of unknown claims, including without limitation, those conferred by the provisions of Section 1542 of the California Civil Code.

     EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY LEGAL COUNSEL WITH RESPECT TO, AND IS FAMILIAR WITH, THE PROVISIONS OF CALIFORNIA CIVIL CODE
SECTION 1542, WHICH PROVIDES AS FOLLOWS:

           A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM, MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     EACH PARTY BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHT THE PARTY MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

     In waiving the provisions above, the Parties hereto hereby acknowledge that they may hereafter discover facts in addition to or different from those they now believe to be true with respect to the subject matter of the Action and other matters herein released, and may incur damages as a consequence of or suffer from claims that were unknown or unanticipated at the time this Agreement was executed but agree that they have taken that possibility into account in determining the amount of consideration to be given under this Agreement and that the general releases herein given shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional or different facts, or incurring of damages or suffering from claims, of which the Parties expressly assume the risk. Each party acknowledges that he is assuming the risk of such unknown and unanticipated claims and agrees that this Agreement applies to unknown claims.

5.   REPRESENTATIONS.

     a. Each Party represents and warrants to the other that it has not sold, assigned or transferred in any manner, either in whole or in part, to any person or entity, any interest, right, duty, obligation, or other interest in any claim it may have against such other party to this Agreement, which is the subject of this Agreement and agrees to indemnify and hold the other harmless from any liabilities, claims, demands, damages, expenses, and attorneys' fees incurred as a result of any person asserting such assignment or transfer of any right or claim.

     b. Each Party represents and warrants to the other that no representation, warranty or promise not expressly contained in this Agreement has been made to them; that they are not entering into this Agreement on the basis of any representation, warranty or promise, either express or implied, not contained in this Agreement; that they are entering into this Agreement with full knowledge of any and all rights which they may have; and that they assume the risks of any mistake of facts or law with respect to the true facts or law which are now unknown to them.

     c. The Parties each acknowledge that the execution of this Agreement is not an admission of any liability in any sense by any of the parties to this Agreement, and agree that this Agreement may not be used by anyone as evidence of an admission of liability or in any other manner except to the extent necessary to enforce the terms of this Agreement.

     d. The Parties each represent and warrant to each other and agree that this Agreement is a good-faith settlement of the claims each party has against the other, and only becomes effective upon the execution of this Agreement by all parties hereto and the payment of the sums due under the terms hereof.


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     e.    Each Party represents and warrants that the individuals signing this
Agreement are authorized to sign on behalf of the Party and that the execution and performance under this Agreement has been authorized by the requisite action of the Board of Directors of ISN and DDN.

6.   GENERAL PROVISIONS.

     a     Entire Agreement.  The Parties each agree that this Agreement sets forth and constitutes the entire Agreement between them with respect to its subject matter and that this Agreement supersedes any and all prior agreements, understandings, promises, warranties and representations made by each to the other concerning its subject matter.

     b. Attorney's Fees. The Parties each agree that in the event of any controversy, claim or dispute based upon, arising out of, or relating to this Agreement, the prevailing party in such controversy, claim or dispute shall be entitled to recover their, his, or its actual attorneys' fees, court costs and expenses which are reasonably incurred from the losing party.

     c. Amendment. The Parties each agree that this Agreement shall not be supplemented, amended or modified in any manner whatsoever except by an instrument in writing signed by the Parties.

     d. Applicable Law. The Parties each agree that this Agreement shall be deemed to have been entered into in the State of California and shall be construed and interpreted in accordance with the laws of the State of California existing as of the date the Agreement is duly executed without giving effect to its principles of conflict of laws. Each party hereby irrevocably consents to the jurisdiction of the courts of the state of California, county of Orange as to any and all claims arising out of or in any way related to this Agreement.

     e. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be necessary to account for only one such counterpart in proving this instrument.

     f. Waiver. Any delay or omission by either party to exercise any right or remedy under this Agreement shall not be construed to be a waiver of such right or remedy or any other right or remedy hereunder. All the rights of either party in the Agreement shall be cumulative and may be exercised separately.

     g. Further Assurances. Each of the parties hereto, without further consideration, agrees to execute and deliver such other documents and take such other action as may be necessary to consummate more effectively the subject matter hereof.

     h. Severability. Should any provision of this Agreement be declared or determined by any court of competent jurisdiction to be illegal, invalid or void, the validity of the remaining parts, terms or provisions shall not be affected thereby, and said illegal, void or invalid part, term or provision shall be deemed not to be a part of this Agreement.

     i. Time. Time is of the essence in performance of all covenants and conditions of this Agreement.

     j. Acknowledgment. The Parties hereby acknowledge and represent that they (a) have fully and carefully read this Agreement prior to its execution;
(b) have been fully apprised by their respective counsel of the legal effect and meaning of this document and all terms and conditions hereof; (c) have had the opportunity to make whatever investigation or inquiry they deemed necessary or appropriate in connection with the subject matter of this Agreement prior to the execution hereof and the delivery and acceptance of the consideration specified herein; (d) have been afforded the opportunity to negotiate as to any and all terms hereof; and (e) are executing this Agreement as free and voluntary acts, without any duress, menace or undue influence of any kind or nature.


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     By signing my name below, I represent that I have read the above Agreement, that I understand the legal ramifications of agreeing to the terms herein and hereby accept its terms.

Dated:                 , 1999      INTERNET SPORTS NETWORK, INC.
       ----------------
                                   By:    /s/ Patrick S. Earle
                                       ------------------------------
                                             Patrick S. Earle
                                   Its: President


Dated:                 , 1999      DIGITAL DATA NETWORKS, INC.
       ----------------
                                   By:
                                      -------------------------------

                                   Its:
                                       -------------------------------


Dated:               , 1999        HUSSEY
       --------------
                                   By:     /s/ Robert F. Hussey
                                       ------------------------------
                                             Robert F. Hussey


Dated:               , 1999        LAUDERDALE CAPITAL LIMITED
       --------------

                                   By:
                                      -------------------------------

                                   Its:
                                       -------------------------------


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